ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99.(j)(9)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2025, relating to the financial statements and financial highlights of REX FANG & Innovation Equity Premium Income ETF, a series of ETF Opportunities Trust, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Management and Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

November 24, 2025